Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 134 to Registration Statement No. 002-73133 on Form N–1A of our report dated November 17, 2017 relating to the financial statements and financial highlights of Fidelity Asset Manager 20%, Fidelity Asset Manager 30%, Fidelity Asset Manager 40%, Fidelity Asset Manager 50%, Fidelity Asset Manager 60%, Fidelity Asset Manager 70% and Fidelity Asset Manager 85%, each a fund of Fidelity Charles Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Charles Street Trust for the year ended September 30, 2017, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 26, 2018